Filed pursuant to Rule 433

Registration Statement Nos.

333-144261, 333-144261-01,

333-144261-02, 333-144261-03,

333-144261-04, 333-144261-05,

333-144261-06 and 333-144261-07.

THE BANK OF NEW YORK MELLON CORPORATION

$650,000,000 FIXED RATE SENIOR NOTES DUE 2015

JUNE 11, 2010

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS: Aa2 / AA- / AA- / AAL (STABLE/STABLE/STABLE/STABLE)

LEGAL FORMAT: SEC REGISTERED

MATURITY DATE: JUNE 18, 2015

TRADE DATE: JUNE 11, 2010

SETTLEMENT DATE: JUNE 18, 2010 (T+5)

COUPON: 2.950% PER ANNUM

COUPON FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON EACH JUNE 18 AND DECEMBER 18, COMMENCING DECEMBER 18, 2010 AND ENDING ON MATURITY DATE AS DESCRIBED IN THE PROSPECTUS SUPPLEMENT

DAY COUNT: 30/360

PRINCIPAL AMOUNT: $650,000,000

PRICE TO PUBLIC: 99.871%

PROCEEDS TO ISSUER: $648,186,500

PRICING BENCHMARK: 2.125% UST DUE MAY 31, 2015

BENCHMARK YIELD: 2.028%

SPREAD TO BENCHMARK: T+95 BASIS POINTS

RE-OFFER YIELD: 2.978%

REDEMPTION: NOT REDEEMABLE BY THE ISSUER PRIOR TO MATURITY

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP: 06406HBQ1

BOOKRUNNERS: BARCLAYS CAPITAL INC., UBS SECURITIES LLC

CO-MANAGERS: BNY MELLON CAPITAL MARKETS, LLC, HSBC SECURITIES (USA) INC., RBC CAPITAL MARKETS CORPORATION, RBS SECURITIES INC., JACKSON SECURITIES, LLC, SAMUEL A. RAMIREZ & COMPANY, INC., THE WILLIAMS CAPITAL GROUP, L.P.

The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847 or you may e-mail a request to barclaysprospectus@broadridge.com, or UBS Securities LLC toll free at 1-877-827-6444, ext. 561 3884.

A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.